Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter Fiscal 2018 Results

Lakewood, Colorado, May 3, 2018. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter of fiscal 2018 ended March 31, 2018, increased its outlook for daily average comparable store sales growth for fiscal 2018 and narrowed its earnings per share outlook for fiscal 2018.

Highlights for Second Quarter Fiscal 2018 Compared to Second Quarter Fiscal 2017

●	Net sales increased 12.3% to $215.9 million;
●	Daily average comparable store sales increased 7.1%;
●	Net income increased 13.6% to $3.4 million with diluted earnings per share of $0.15;
●	EBITDA increased 1.7% to $13.1 million;
●	Opened three new stores, resulting in 7.4% store growth for the twelve month period ended March 31, 2018;
●	The Company is raising its fiscal 2018 outlook for daily average comparable stores sales growth to 3.5% to 4.5% and narrowing its fiscal 2018 diluted earnings per share outlook to $0.43 to $0.50; and
●	The Company’s Board of Directors has authorized a two-year extension of the Company’s $10 million share repurchase program.

“Sales momentum continued to accelerate during the second quarter, which, combined with more focused pricing and promotional activities, generated year-over-year growth in both EBITDA and diluted earnings per share,” said Kemper Isely, Co-President. “We are pleased with the 7.1% growth in daily average comparable store sales during the second quarter, which reflected a continued positive customer response to our enhanced sales initiatives. We fine-tuned our pricing and promotional investments during the second quarter, resulting in an improved gross margin relative to the first quarter while delivering enhanced value to our customers. Our strong sales growth and prudent new store expansion strategy enabled us to leverage expenses to support improved earnings.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the second quarter of fiscal 2018 and 2017 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Second Quarter Fiscal 2018 Compared to Second Quarter Fiscal 2017

During the second quarter of fiscal 2018, net sales increased $23.7 million, or 12.3%, to $215.9 million compared to the same period in fiscal 2017, primarily driven by a $13.5 million increase in comparable store sales and a $10.2 million increase in new store sales. Daily average comparable store sales increased 7.1% in the second quarter of fiscal 2018 compared to a 1.7% decrease in the second quarter of fiscal 2017. The daily average comparable store sales increase during the second quarter of fiscal 2018 was driven by a 5.0% increase in daily average transaction count and a 2.0% increase in average transaction size. Daily average mature store sales increased 4.3% in the second quarter of fiscal 2018 compared to a 3.1% decrease in the second quarter of fiscal 2017. For fiscal 2018, mature stores include all stores open during or before fiscal 2013.

Gross profit during the second quarter of fiscal 2018 increased 7.6% over the same period in fiscal 2017 to $58.3 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 27.0% of sales for the second quarter of fiscal 2018 compared to 28.2% of sales for the second quarter of fiscal 2017. The decline in gross margin was primarily driven by lower product margin, reflecting recent promotional pricing campaigns, a shift in sales mix to lower margin products and, to a lesser extent, higher occupancy costs, all as a percentage of sales.

Store expenses during the second quarter of fiscal 2018 increased $4.1 million, or 9.6%, to $46.5 million. Store expenses as a percentage of sales decreased to 21.5% during the second quarter of fiscal 2018 compared to 22.1% in the second quarter of fiscal 2017. This decrease was primarily due to expense leverage from increased sales and decreases in labor expenses and depreciation expenses, both as a percentage of sales.

Exhibit 99.1

Administrative expenses increased 10.1% to $5.5 million during the second quarter of fiscal 2018 compared to $5.0 million for the comparable period in fiscal 2017. This increase was due primarily to an increase in compensation expenses. Administrative expenses as a percentage of sales decreased to 2.5% during the second quarter of fiscal 2018 compared to 2.6% in the comparable period in fiscal 2017.

Pre-opening and relocation expenses decreased $0.6 million during the second quarter of fiscal 2018 compared to the comparable period in fiscal 2017. This decrease was due to the impact of the number and timing of new store openings and relocations. During the second quarter of fiscal 2018, the Company opened three new stores compared to opening four new stores and relocating one store during the second quarter of fiscal 2017.

Interest expense during the second quarter of fiscal 2018 increased $0.2 million compared to the comparable period in fiscal 2017 due to an increase in the number of the Company’s capital leases and higher interest rates under the Company’s revolving credit facility.

The Company’s effective income tax rate for the second quarter of fiscal 2018 was approximately 24.8% compared to 35.4% for the second quarter of fiscal 2017. The decrease in the effective income tax rate for the three months ended March 31, 2018 is a result of the recent federal income tax reform.

Net income for the second quarter of fiscal 2018 increased 13.6% over the same period in fiscal 2017 to $3.4 million with diluted earnings per share of $0.15.

EBITDA in the second quarter of fiscal 2018 increased 1.7% to $13.1 million compared to the second quarter of fiscal 2017.

Operating Results — First Half Fiscal 2018 Compared to First Half Fiscal 2017

During the first half of fiscal 2018, net sales increased $42.6 million, or 11.3%, over the same period in fiscal 2017 to $418.4 million due to a $22.1 million, or 5.9%, increase in comparable store sales and a $20.5 million increase in sales from new stores. The 5.9% increase in daily average comparable store sales during the first half of fiscal 2018 compared to a 1.2% decrease in the first half of fiscal 2017. The 5.9% increase in the first half of fiscal 2018 was driven by a 4.9% increase in daily average transaction count and a 0.9% increase in average transaction size. Daily average mature store sales increased 3.0% in the first half of fiscal 2018 compared to a 2.7% decrease in the first half of fiscal 2017.

Gross profit during the first half of fiscal 2018 increased 4.8% over the same period in fiscal 2017 to $111.4 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.6% of sales during the first half of fiscal 2018 compared to 28.3% of sales in the first half of fiscal 2017. The decline in gross margin was primarily driven by lower product margin, reflecting recent promotional pricing campaigns and a shift in sales mix to lower margin products, both as a percentage of sales.

Store expenses as a percentage of sales decreased 50 basis points during the first half of fiscal 2018 to 21.9% of sales compared to the comparable period in fiscal 2017, primarily driven by leverage from increased sales, including decreased labor expenses and depreciation, both as a percentage of sales.

Administrative expenses increased 8.9% to $10.7 million during the first half of fiscal 2018 compared to $9.8 million for the comparable period in fiscal 2017. This increase was due to an increase in compensation expenses. Administrative expenses as a percentage of sales were 2.6% during the first half of fiscal 2018, consistent with the comparable period in fiscal 2017.

Pre-opening and relocation expenses decreased $1.3 million during the first half of fiscal 2018 compared to the comparable period in fiscal 2017 primarily due to the number and timing of new store openings and relocations. During the first half of fiscal 2018, the Company opened five new stores and relocated one store compared to opening nine new stores and relocating one store during the first half of fiscal 2017.

Interest expense increased $0.3 million in the first half of fiscal 2018 compared to the comparable period in fiscal 2017, primarily due to higher interest rates under the Company’s revolving credit facility, an increase in the number of the Company’s capital leases and a decrease in capitalized interest expense.

The Company reported a net tax benefit of $3.0 million in the first half of fiscal 2018, primarily due to the favorable impact of a $4.3 million non-cash remeasurement of the Company’s deferred income tax assets and liabilities as a result of the recent federal income tax reform. That remeasurement was recorded in the first quarter of fiscal 2018. Exclusive of the adjustment to deferred income tax assets and liabilities, the Company’s effective income tax rate for the first half of fiscal 2018 was approximately 24.5% as compared to 35.3% for the first half of fiscal 2017. The decrease in the effective income tax rate for the six months ended March 31, 2018 is a result of the recent federal tax reform.

Exhibit 99.1

Net income was $8.6 million with diluted earnings per share of $0.38 in the first half of fiscal 2018. Excluding the favorable impact of the remeasurement of our deferred tax assets and liabilities as a result of the recent federal income tax reform, net income was $4.3 million, or $0.19 diluted earnings per share, for the six months ended March 31, 2018.

EBITDA during the first half of fiscal 2018 was $22.7 million.

Balance Sheet and Cash Flow

As of March 31, 2018, the Company had $8.1 million in cash and cash equivalents and $29.4 million available for borrowing under its $50 million revolving credit facility. Credit facility usage was comprised of $19.6 million of direct borrowings and $1.0 million of letters of credit as of March 31, 2018.

During the second quarter of fiscal 2018, the Company generated $21.7 million in cash from operations and invested $10.5 million in capital expenditures, primarily for new stores and relocations.

Growth and Development

During the second quarter of fiscal 2018, the Company opened three new stores, bringing the total store count as of March 31, 2018 to 145 stores in 19 states. The Company opened five new stores and relocated one store in the first half of fiscal 2018 compared to opening nine new stores and relocating one store in the first half of 2017, resulting in 7.4% and 20.5% unit growth rates for the twelve month periods ended March 31, 2018 and March 31, 2017, respectively.

Since April 1, 2018, the Company has opened one store in Oregon. The Company has eight signed leases for stores that are planned to open in fiscal 2018 and beyond in Colorado, Iowa, Oregon and Texas.

Fiscal 2018 Outlook

The Company is raising its fiscal 2018 outlook for daily average comparable store sales growth and narrowing its outlook for diluted earnings per share. The initial outlook had been provided when the Company reported fourth quarter and full-year fiscal 2017 results on November 16, 2017.

	Fiscal 2018 Outlook	First Half FY’18 Actual
Number of new stores	8 to 10	5
Number of relocations	3 to 4	1
Daily average comparable store sales growth	3.5% to 4.5%	5.9%
Net income as a percentage of sales	1.0% to 1.3%	2.1%
Diluted earnings per share	$0.43 to $0.50	$0.38

Capital expenditures (in millions)	$25 to $30	$10.5

Extension of Share Repurchase Program

On May 2, 2018, the Company’s Board of Directors authorized a two-year extension of the Company’s $10 million share repurchase program. As a result of such extension, the share repurchase program will terminate on May 4, 2020. The dollar value of the shares of the Company’s common stock that may yet be purchased under the share repurchase program is approximately $8.3 million.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

Exhibit 99.1

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 146 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

Exhibit 99.1

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2018	2017	2018	2017
Net sales	$215,911	192,203	418,391	375,780
Cost of goods sold and occupancy costs	157,630	138,045	306,951	269,469
Gross profit	58,281	54,158	111,440	106,311
Store expenses	46,480	42,400	91,646	84,243
Administrative expenses	5,458	4,959	10,715	9,842
Pre-opening and relocation expenses	697	1,284	1,240	2,545
Operating income	5,646	5,515	7,839	9,681
Interest expense, net	(1,122)	(879)	(2,211)	(1,862)
Income before income taxes	4,524	4,636	5,628	7,819
(Provision for) benefit from income taxes	(1,120)	(1,640)	2,957	(2,762)
Net income	$3,404	2,996	8,585	5,057

Net income per common share:
Basic	$0.15	0.13	0.38	0.23
Diluted	$0.15	0.13	0.38	0.23
Weighted average number of shares of common stock outstanding:
Basic	22,353,993	22,458,524	22,356,943	22,455,964
Diluted	22,444,808	22,469,349	22,419,056	22,464,979

Exhibit 99.1

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	March 31, 2018	September 30, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,071	6,521
Accounts receivable, net	5,692	4,860
Merchandise inventory	96,873	93,612
Prepaid expenses and other current assets	2,789	3,222
Total current assets	113,425	108,215
Property and equipment, net	184,053	184,417
Other assets:
Deposits and other assets	1,691	1,642
Goodwill and other intangible assets, net of accumulated amortization of $411 and $394, respectively	5,667	5,655
Deferred financing costs, net	37	62
Total other assets	7,395	7,359
Total assets	$304,873	299,991

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$60,564	56,849
Accrued expenses	15,440	14,164
Capital and financing lease obligations, current portion	633	548
Total current liabilities	76,637	71,561
Long-term liabilities:
Capital and financing lease obligations, net of current portion	36,953	32,880
Revolving credit facility	19,592	28,392
Deferred income tax liabilities	8,248	12,419
Deferred compensation	665	1,231
Deferred rent	10,796	10,465
Leasehold incentives	9,743	9,160
Total long-term liabilities	85,997	94,547
Total liabilities	162,634	166,108
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,510,279 shares issued at March 31, 2018 and September 30, 2017 and 22,364,280 and 22,448,056 outstanding at March 31, 2018 and September 30, 2017, respectively	23	23
Additional paid-in capital	55,894	55,678
Retained earnings	87,431	78,846
Common stock in treasury at cost, 145,999 and 62,223 shares, at March 31, 2018 and September 30, 2017, respectively	(1,109)	(664)
Total stockholders’ equity	142,239	133,883
Total liabilities and stockholders’ equity	$304,873	299,991

Exhibit 99.1

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2018	2017
Operating activities:
Net income	$8,585	5,057
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,825	14,440
Gain on disposal of property and equipment	(28)	—
Share-based compensation	362	414
Deferred income tax benefit	(4,171)	(573)
Non-cash interest expense	6	6
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(832)	558
Merchandise inventory	(3,261)	(6,184)
Prepaid expenses and other assets	447	1,414
Increase (decrease) in:
Accounts payable	4,181	4,580
Accrued expenses	1,276	1,183
Deferred compensation	(566)	233
Deferred rent and leasehold incentives	914	1,316
Net cash provided by operating activities	21,738	22,444
Investing activities:
Acquisition of property and equipment	(10,559)	(23,598)
Proceeds from sale of property and equipment, net of commissions of $7 and $80, respectively	34	2,564
Net cash used in investing activities	(10,525)	(21,034)
Financing activities:
Borrowings under credit facility	176,000	142,350
Repayments under credit facility	(184,800)	(143,300)
Capital and financing lease obligations payments	(271)	(231)
Repurchase of common stock	(581)	—
Payments on withholding tax for vested restricted stock units	(11)	(12)
Net cash used in financing activities	(9,663)	(1,193)
Net increase in cash and cash equivalents	1,550	217
Cash and cash equivalents, beginning of period	6,521	4,017
Cash and cash equivalents, end of period	$8,071	4,234
Supplemental disclosures of cash flow information:
Cash paid for interest	$431	330
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $49 and $237, respectively	1,748	1,483
Income taxes paid	90	1,382
Deferred compensation paid	700	—
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,377	9,528
Property acquired through capital and financing lease obligations	4,428	—

Exhibit 99.1

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP financial measures

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2018	2017	2018	2017
Net income	$3,404	2,996	8,585	5,057
Interest expense, net	1,122	879	2,211	1,862
Provision for (benefit from) income taxes	1,120	1,640	(2,957)	2,762
Depreciation and amortization	7,410	7,319	14,825	14,440
EBITDA	$13,056	12,834	22,664	24,121

EBITDA increased 1.7% to $13.1 million in the three months ended March 31, 2018 compared to $12.8 million for the three months ended March 31, 2017. EBITDA decreased 6.0% to $22.7 million in the six months ended March 31, 2018 compared to $24.1 million for the six months ended March 31, 2017. EBITDA as a percent of sales was 6.0% and 6.7% in the three months ended March 31, 2018 and 2017, respectively. EBITDA as a percent of sales was 5.4% and 6.4% in the six months ended March 31, 2018 and 2017, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our Credit Facility. Further, our incentive compensation plan bases incentive compensation payments on EBITDA, among other measures.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.